Investors / Corporate: David S. Bassin, CFO inVentiv Health, Inc. (732) 537-4804 investor@inventivhealth.com	Media: Marcia Frederick inVentiv Health, Inc. (614) 543-6281 mfrederick@inventivhealth.com

inVentiv Health Reports Financial Results
for Fourth Quarter and Full Year 2009

•	Fourth Quarter Revenues decline 3% to $275 million; Full Year Revenues of $1.07 billion
•	Fourth Quarter EPS of $0.47; Full Year Adjusted EPS of $1.38 (GAAP EPS of $1.39)
•	2010 Revenue Targets of $1.1 to $1.14 billion and Adjusted EPS Targets of $1.40 to $1.48 (GAAP EPS targets of $1.36 to $1.46)

SOMERSET, NEW JERSEY, February 23, 2010 ― inVentiv Health, Inc. (NASDAQ: VTIV), a leading provider of commercialization services to the global pharmaceutical and healthcare industries, today announced financial results for the fourth quarter and full year of 2009.

Fourth Quarter 2009 Results attributable to inVentiv Health, Inc.:

•
Total revenues decreased 3% to $274.8 million for the fourth quarter of 2009, compared to $283.3 million for the fourth quarter of 2008.  Net revenues declined 4% to $238.6 million, compared to $247.7 million for the fourth quarter of 2008.

•
Adjusted EBITDA decreased 5% to $39.4 million for the fourth quarter of 2009, compared to $41.5 million for the fourth quarter of 2008.  Adjusted operating income decreased 2% to $31.7 million for the fourth quarter of 2009, compared to $32.2 million for the fourth quarter of 2008.  GAAP operating income was $31.8 million for the fourth quarter of 2009, compared to GAAP loss of ($237.6) million for the fourth quarter of 2008 which included a non-cash pre-tax goodwill and other intangible asset impairment charge of $267.8 million.

•
Adjusted net income attributable to inVentiv Health, Inc. was $15.9 million for both the fourth quarter of 2009 and the fourth quarter of 2008.  GAAP net income attributable to inVentiv Health, Inc. was $16.0 million for the fourth quarter of 2009, compared to a GAAP net loss of ($162.6) million for the fourth quarter of 2008.

•
Diluted earnings per share (EPS) attributable to inVentiv Health, Inc. was $0.47 for the fourth quarter of 2009, compared to an adjusted diluted EPS of $0.48 for the fourth quarter of 2008 and GAAP diluted loss per share of ($4.89) for the fourth quarter of 2008.

The company also generated $47.1 million of cash flow from continuing operations for the quarter and a total of $125.8 million for the full year of 2009.

Full Year 2009 Results attributable to inVentiv Health, Inc.:

•	Total revenues decreased 4% to $1.07 billion for 2009, compared to $1.12 billion for 2008. Net revenues declined 3% to $927.9 million, compared to $951.7 million for 2008.

•
Adjusted EBITDA decreased 7% to $132.6 million for 2009, compared to $143.0 million for 2008.  Adjusted operating income decreased 7% to $100.2 million for 2009, compared to $108.2 million for 2008.  GAAP operating income was $100.6 million for 2009, compared to GAAP loss of ($162.2) million for 2008 which included a non-cash pre-tax goodwill and other intangible asset impairment charge of $267.8 million.

•
Adjusted net income attributable to inVentiv Health, Inc. was $46.7 million for 2009, compared to adjusted net income of $51.3 million for 2008.  GAAP net income attributable to inVentiv Health, Inc., as reported, was $46.9 million for 2009, compared to a GAAP net loss of ($128.0) million for 2008.

•
Adjusted diluted EPS attributable to inVentiv Health, Inc. was $1.38 for 2009, compared to an adjusted diluted EPS of $1.55 for 2008.  GAAP diluted EPS was $1.39 for 2009, compared to GAAP diluted loss per share of ($3.87) for 2008.

2009 Highlights and Key Accomplishments:

•
inVentiv Clinical reported total revenues of $209.5 million during 2009 and $51.3 million during the fourth quarter of 2009, down 3% and 6% respectively from the comparable prior-year periods.  Revenues decreased due to a lower demand in the staffing market, but were mostly offset by growth in inVentiv Clinical’s functional outsourcing and CRO services business.

•
inVentiv Communications reported total revenues of $310 million during 2009 and $86.1 million during the fourth quarter of 2009, down 9% for the full year, but increased by 17% for the fourth quarter from the comparable prior-year periods.  Net revenues declined 3% in 2009 as the company incurred a significantly lower amount of pass-through during the year versus 2008.  The marketing spend by clients stabilized during 2009 and a number of new business wins and increased scopes in the fourth quarter led to a strong performance in the second half of 2009.

•
inVentiv Commercial reported total revenues of $413.3 million during 2009 and $99.4 million during the fourth quarter of 2009, down 5% and 18% respectively from the comparable prior-year periods.  The division finished 2009 with several new wins, including a new embedded team with a Top 20 Pharma.  inVentiv Commercial continues to be a leader in new and innovative sales and analytic solutions to the pharmaceutical industry including the development of the embedded teams’ model and the recent launch of the Selling2ScaleTM model and FlightPathTM commercialization platform.

•
inVentiv Patient Outcomes reported record total revenues of $139.2 million during 2009 and $38.0 million during the fourth quarter of 2009, up 11% and 10% respectively from the comparable prior-year periods.  2009 results reflected solid performance including several new wins in patient compliance, expansion of services within our patient assistance programs, and the strong results from PMG, which was acquired in August 2008.

•
Strong Integrated Win Momentum:  inVentiv delivered 96 integrated/cross-selling wins in 2009 compared to 76 wins in 2008 and 35 in 2007, and is actively pursuing a new business pipeline of approximately $425 million.  inVentiv currently serves over 350 clients and supports over 850 brands.

•
Operating Improvements:  The Company improved its operating structure to deliver proprietary solutions for its customers while delivering on its goal of cost structure improvements through efficient utilization of resources, integrating facilities and implementing targeted procurement initiatives.

•
Strong Cash Flow:  As a result of the strength of inVentiv’s operations, the Company generated $125.8 million of cash flow from continuing operations during 2009, including $47.1 million in the fourth quarter, and finished the year with $135.4 million of cash and marketable securities on the balance sheet as of December 31, 2009.

Mr. Blane Walter, Chief Executive Officer of inVentiv Health, commented, “I am pleased to report inVentiv’s fourth quarter results, which demonstrate the importance of having a diverse product offering and best-in-class solutions. We maintained our leadership position in the pharmaceutical services industry while successfully transforming the Company into a more integrated and lower cost organization.  Last year, we focused on generating innovative offerings for our clients and lowering inVentiv’s cost structure.  Our results reflect the achievements we made in 2009 and position inVentiv for long-term growth as clients increasingly outsource commercialization services to external partners that can provide lower cost and more flexible solutions.”

2010 Targets

At this time, inVentiv is providing initial 2010 revenue targets of $1.1 - $1.14 billion and adjusted EPS targets of $1.40 - $1.48.  (GAAP EPS targets of $1.36 to $1.46).

EPS in the first quarter of 2010 is targeted at $0.24 to $0.26.

Conference Call Information

Wednesday, February 24, 2010, 8:30 a.m. Eastern Time
Call in number: (800) 358-8448 (Domestic) or (706) 634-1367 (International)
Live and archived webcast: www.inventivhealth.com

A replay of the call will be available immediately following the call through March 3, 2010 at (800) 642-1687.  The conference ID number for the replay is 55221445.

In concert with the call, information regarding inVentiv Health’s historical and recent operational and financial performance will be available at http://www.inventivhealth.com/about_us/ir_investor_decks.aspx.  Non-GAAP financial information also can be found in the investor relations section of the web site.

About inVentiv Health

inVentiv Health, Inc. (NASDAQ: VTIV) is an insights-driven global healthcare leader that provides dynamic solutions to deliver customer and patient success.  inVentiv delivers its customized clinical, sales, marketing and communications solutions through its four core business segments: inVentiv Clinical, inVentiv Communications, inVentiv Commercial, and inVentiv Patient Outcomes.  inVentiv Health's client roster is comprised of more than 350 leading pharmaceutical, biotech, life sciences and healthcare payer companies, including all top 20 global pharmaceutical manufacturers.  For more information, visit www.inVentivHealth.com.

(1) USE OF NON-GAAP FINANCIAL MEASURES

This press release contains non-GAAP financial measures. The Company’s objectives in presenting non-GAAP financial measures are:

•	To present the financial statements on a more comparable period-to-period basis;

•	To enhance investors’ overall understanding of the Company’s past financial performance and its planning and forecasting of future periods; and

•	To allow investors to assess the Company’s financial performance using management’s analytical approach.

Table 3 below contains reconciliations of the non-GAAP financial measures contained in this press release to the most directly comparable GAAP financial measures.

The non-GAAP financial measures “adjusted operating income”, “adjusted net income” and “adjusted diluted EPS” discussed in this press release are related to the following three factors:

•
Goodwill and Other Intangibles Impairment:  For the fourth quarter of 2008, the Company recorded a non-cash goodwill and other intangible asset impairment expense of $267.8 million ($177.8 million, net of taxes).  The Company previously performed the required annual testing of goodwill as of June 30, 2008.  The fourth quarter 2008 impairment charge was primarily driven by adverse economic and equity market conditions that caused a decrease in the current marketplace and related multiples and the Company’s stock price as of December 31, 2008 compared to the test performed as of June 30, 2008.  The Company conducted its annual assessment and concluded that the foregoing balances on the Company’s Consolidated Balance Sheet were not impaired as of June 30, 2009.

•
Other than Temporary Impairment on Marketable Securities:  For the fourth quarter of 2009 and 2008, the Company recorded a gain of $0.1 million ($0.1 million, net of taxes) and an impairment of $2.0 million ($1.2 million, net of taxes), respectively, related to an other than temporary impairment of the Company's Columbia Strategic Cash Portfolio (“CSCP”), which held certain asset-backed securities.  For 2009 and 2008, the Company recorded a gain of $0.4 million ($0.2 million, net of taxes) and an impairment of $2.6 million ($1.5 million, net of taxes), respectively, related to an other than temporary impairment for CSCP.  Consistent with the company's investment policy guidelines, the vast majority of holdings within CSCP had AAA/Aaa credit ratings at the time of purchase. With the liquidity issues experienced in the global credit and capital markets, the CSCP experienced other than temporary losses resulting in a change in the net asset value per share from its $1 par value.  The other than temporary impairment gain and loss were adjusted to exclude this benefit/charge for 2009 and 2008 results.  The CSCP balance was fully liquidated in December 2009.

•
Derivative Interest: In October 2005, the Company engaged in an interest rate hedge of its $175 million term loan facility, which the Company did not designate for hedge accounting until July 2006.  In July 2006, the Company employed a hypothetical derivative model to assess ineffectiveness.   For the three-months ended December 31, 2008, the Company recorded $0.1 million of interest expense ($0.1 million, net of taxes) relating to the ineffectiveness of the hedge for the quarter.  For the twelve-months ended December 31, 2008, the Company recorded $1.1 million of interest expense ($0.7 million of interest expense, net of taxes), relating to the ineffectiveness of the hedge for the period.  Net interest expense was adjusted to exclude these adjustments in their respective periods.

This press release also contains the non-GAAP financial measure “Adjusted EBITDA”, which is defined as net income attributable to inVentiv Health, Inc. before taxes, interest, depreciation, amortization and the aforementioned adjustments.

These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company's results of operations as determined in accordance with GAAP and these measures should only be used to evaluate the Company's results of operations in conjunction with the corresponding GAAP measures. Management believes that the non-GAAP financial measures included in the exhibit, when shown in conjunction with the corresponding GAAP measures, is useful to investors for the reasons discussed above.  Management uses these non-GAAP financial measures in assessing the performance of the Company’s operations on a consistent basis from period to period.

Forward-Looking Information
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks that may cause inVentiv Health's performance to differ materially.  Such risks include, without limitation: the potential impact of a recessionary environment on our customers and business; our ability to sufficiently increase our revenues and maintain or decrease expenses and cash capital expenditures to permit us to fund our operations; our ability to continue to comply with the covenants and terms of our credit facility and to access sufficient capital under our credit agreement or from other sources of debt or equity financing to fund our operations; the impact of any default by our credit providers or swap counterparties; our ability to accurately forecast costs to be incurred in providing services under fixed price contracts; our ability to accurately forecast insurance claims within our self-insured programs; our ability to accurately forecast the performance of business units to which our potential earnout obligations relate and, therefore, to accurately estimate the amount of the earnout obligations we will incur;  the potential impact of pricing pressures on pharmaceutical manufacturers from future health care reform initiatives or from changes in the reimbursement policies of third party payers; potential disruptions and switching costs related to vendors relationships; the possibility that customer agreements will be terminated or not renewed; our ability to grow our existing client relationships, obtain new clients and cross-sell our services; our ability to successfully operate new lines of business; our ability to manage our infrastructure and resources to support our growth; our ability to successfully identify new businesses to acquire, conclude acquisition negotiations and integrate the acquired businesses into our operations; any disruptions, impairments, or malfunctions affecting software as well as excessive costs or delays that may adversely impact our continued investment in and development of software; the potential impact of government regulation on us and on our client base; our ability to comply with all applicable laws as well as our ability to successfully implement from a timing and cost perspective any changes in applicable laws; our ability to recruit, motivate and retain qualified personnel, including sales representatives and clinical staff; the actual impact of the adoption of certain accounting standards; our ability to maintain technological advantages in a variety of functional areas, including sales force automation, electronic claims surveillance and patient compliance; the actual outcome of pending litigation; any potential impairment of intangible assets; consolidation in the pharmaceutical industry; and changes in trends in the pharmaceutical industries or in pharmaceutical outsourcing.  Readers of this press release are referred to documents filed from time to time by inVentiv Health, Inc. with the Securities and Exchange Commission for further discussion of these and other factors.

Table 1
INVENTIV HEALTH, INC.
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)
(unaudited)

	For the Three-Months Ended		For the Twelve Months Ended
	December 31,		December 31,
	2009	2008	2009	2008
Net revenues	$238,632	$247,693	$927,878	$951,656
Reimbursed out-of-pockets	36,171	35,584	144,083	168,156
Total revenues	274,803	283,277	1,071,961	1,119,812

Operating expenses:
Cost of services	144,493	157,464	582,835	598,465
Reimbursable out-of-pocket expenses	37,367	34,894	146,800	173,977
Selling, general and administrative expenses	61,094	60,701	241,753	241,684
Impairment of goodwill and other intangible assets	--	267,849	--	267,849
Total operating expenses	242,954	520,908	971,388	1,281,975

Operating income (loss)	31,849	(237,631)	100,573	(162,163)
Interest expense	(5,803)	(6,330)	(23,125)	(25,464)
Interest income	57	298	187	1,983
Income from continuing operations before income tax (provision) benefit and loss from equity investments	26,103	(243,663)	77,635	(185,644)
Income tax (provision) benefit	(9,467)	80,725	(29,870)	58,207
Income (loss) from continuing operations before loss from equity investments	16,636	(162,938)	47,765	(127,437)
Loss from equity investments	(17)	(55)	(82)	(102)
Income (loss) from continuing operations	16,619	(162,993)	47,683	(127,539)

Income from discontinued operations:
Gains on disposals of discontinued operations, net of taxes	--	560	--	664
Income from discontinued operations	--	560	--	664

Net income (loss)	16,619	(162,433)	47,683	(126,875)
Less: Net income attributable to the noncontrolling interest	(672)	(124)	(812)	(1,146)
Net income (loss) attributable to inVentiv Health, Inc.	$15,947	$(162,557)	$46,871	$(128,021)

Earnings (loss) per share:
Continuing operations:
Basic	$0.47	$(4.90)	$1.40	$(3.89)
Diluted	$0.47	$(4.90)	$1.39	$(3.89)
Discontinued operations:
Basic	$0.00	$0.01	$0.00	$0.02
Diluted	$0.00	$0.01	$0.00	$0.02
Net income (loss):
Basic	$0.47	$(4.89)	$1.40	$(3.87)
Diluted	$0.47	$(4.89)	$1.39	$(3.87)
Weighted average common shares outstanding:
Basic	33,600	33,264	33,502	33,043
Diluted	34,026	33,264	33,798	33,043

Table 2

inVentiv Health, Inc.
Selected Financial Data
($’s in 000’s)
(unaudited)

	December 31,	December 31,
	2009	2008

Cash ..……………………………………………….	$132,818	$90,463
Restricted Cash and Marketable Securities (1)……	$2,539	$11,793
Accounts Receivable, Net…………………………	$160,012	$158,689
Unbilled Services…………………………………...	$76,502	$86,390
Total assets……..…………………………………...	$1,029,963	$973,116
Client Advances & Unearned Revenue……………..	$65,437	$57,223
Working Capital (2)………………………………...	$194,180	$163,620
Long-term debt (3)………………………………...	$321,905	$326,107
Capital Lease Obligations (3)……………………..	$23,373	$38,427
Depreciation (4)…………………………………….	$20,910	$20,870
Amortization (4)…………………………………….	$12,398	$15,118
Days Sales Outstanding (5)…………………………	72	72

1)	Includes $3.7 million long term marketable securities classified as Deposits and Other Assets as of December 31, 2008.

2)	Working Capital is defined as total current assets less total current liabilities.

3)	Liabilities are both current and noncurrent.

4)	Depreciation and amortization are reported on a year-to-date basis.

5)
Days Sales Outstanding (“DSO”) is measured using the combined amounts of Accounts Receivable and Unbilled Services (excluding work-in-progress, which does not affect calculation) outstanding as of the Balance Sheet date, against Revenues for the trailing 3-month period then ended. The calculation excludes acquisitions made during the fourth quarter of 2009 and 2008.

Table 3
inVentiv Health, Inc.
Non-GAAP Income Statement Reconciliation
For the Three and Twelve Months Ended December 31, 2009 and 2008
(unaudited)

Reconciliation of Adjusted EBITDA (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2009	2008	2009	2008
Net income (loss) attributable to inVentiv Health Inc., as reported	$16.0	$(162.6)	$46.9	$(128.0)
Add: Income tax provision	9.5	(80.7)	29.9	(58.2)
Add: Net Interest expense	5.7	6.1	22.9	23.5
Add: Depreciation	5.2	5.7	20.9	20.9
Add: Amortization	3.1	3.8	12.4	15.1
Less: Gains from discontinued operations, net of taxes	--	(0.6)	--	(0.7)
EBITDA	$39.5	$(228.3)	$133.0	$(127.4)
Impairment of goodwill and other intangible assets	--	267.8	--	267.8
Other than temporary impairment of marketable securities	(0.1)	2.0	(0.4)	2.6
Adjusted EBITDA	$39.4	$41.5	$132.6	$143.0

Reconciliation of Adjusted Net Income/(Loss) attributable to inVentiv Health Inc. (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2009	2008	2009	2008
Net income (loss) attributable to inVentiv Health Inc., as reported	$16.0	$(162.6)	$46.9	$(128.0)
Gains from discontinued operations, net of taxes	--	(0.6)	--	(0.7)
Impairment of goodwill and other intangible assets, net of taxes	--	177.8	--	177.8
Other than temporary impairment of marketable securities, net of taxes	(0.1)	1.2	(0.2)	1.5
Derivative interest, net of taxes	--	0.1	--	0.7
Net income, attributable to inVentiv Health Inc. as adjusted	$15.9	$15.9	$46.7	$51.3

Reconciliation of Adjusted Operating Income (in millions)	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2009	2008	2009	2008
Operating income (loss), as reported	$31.8	$(237.6)	$100.6	$(162.2)
Impairment of goodwill and other intangible assets	--	267.8	--	267.8
Other than temporary impairment of marketable securities	(0.1)	2.0	(0.4)	2.6
Operating income, as adjusted	$31.7	$32.2	$100.2	$108.2

Reconciliation of Adjusted Earnings/(Losses) per Share attributable to inVentiv Health Inc.	Three-Months Ended December 31,		Twelve-Months Ended December 31,
(Subtract) Add	2009	2008	2009	2008
Diluted earnings (loss) per share attributable to inVentiv Health Inc., as reported	$0.47	$(4.89)	$1.39	$(3.87)
Less: Gains from discontinued operations, net of taxes	--	(0.01)	--	(0.02)
Impairment of goodwill and other intangible assets, net of taxes	--	5.34	--	5.38
Other than temporary impairment of marketable securities, net of taxes	--	0.04	(0.01)	0.04
Derivative interest, net of taxes	--	--		0.02
Diluted earnings per share attributable to inVentiv Health Inc., as adjusted	$0.47	$0.48	$1.38	$1.55

2010 Financial Targets Reconciliation (unaudited)
Targets
2010
Diluted earnings per share attributable to inVentiv Health Inc.	$1.36 - $1.46
Termination expense of the interest rate hedge, net of taxes	0.04 – 0.02
Diluted earnings per share attributable to inVentiv Health Inc., as adjusted	$1.40 - $1.48